                                                                                                                Exhibit 99.1

                                                             macy's inc.

                                                                                                                Contacts:

                                                                                                    Media - Jim Sluzewski

                                                                                                                              513/579-7764

                                                                                                                Investor - Susan Robinson

                                                                                                      513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. SECOND QUARTER EARNINGS,

CASH FLOW EXCEED EXPECTATIONS

Net income is 2 cents per diluted share, 20 cents excluding restructuring costs;

Company raises earnings guidance for full-year 2009

CINCINNATI, Ohio, August 12, 2009 – Macy's, Inc. today reported earnings of 2 cents per diluted share for the second quarter of 2009, ended Aug. 1, 2009. These results include restructuring charges of $34 million ($77 million after tax; 18 cents per share) related to division consolidations and localization initiatives announced in February 2009. Excluding these charges, the company earned 20 cents per diluted share in the second quarter of 2009. This exceeds recent guidance for earnings of 15 to 17 cents per diluted share, excluding restructuring costs.

In the second quarter of 2008, Macy's, Inc. earned 17 cents per diluted share. Excluding restructuring charges related to divisional consolidations and localization initiatives announced in 2008 of $26 million ($17 million after tax; 4 cents per diluted share) and a non-cash asset impairment charge of $50 million ($31 million after tax; 8 cents per diluted share), second quarter 2008 diluted earnings per share were 29 cents.

“We were able to exceed our expectations with strong earnings and cash flow in the second quarter, despite lower sales in an economic environment that continues to be very difficult,” said Terry J. Lundgren, Macy's, Inc. chairman, president and chief executive officer. “In particular, we successfully lowered inventories and managed expenses to align more closely with current levels of business. Our second quarter same-store sales performed as well as or better than most department store retailers even while we were completing the largest organizational transition in Macy's recent history. Most of that transition work is behind us now.

“Our new unified organizational structure is settling in and working well. It has allowed us to streamline decision-making and build closer relationships with our key vendor resources. And we continue to be very pleased with results from the My Macy's initiative, which began to roll out to 49 new districts nationwide in the second quarter. Same-store sales performance in the 20 pilot districts launched in 2008 continued to outpace the remainder of the company, and the gap continued to widen in the second quarter. Going forward, we expect the gap to become less meaningful as the 49 new districts launched in 2009 come up to speed and begin producing results that parallel the pilot districts. As previously stated, we expect to see some improvement in these new districts in the fourth quarter of 2009 and especially in spring 2010,” Lundgren said.

For the first half of 2009, Macy's, Inc. reported a loss of 19 cents per diluted share, compared with earnings of 3 cents per diluted share in the first half of 2008. Excluding restructuring-related costs of $172 million ($97 million after tax; 23 cents per diluted share), earnings were 4 cents per diluted share in the first half of 2009. In the first half of 2008, diluted earnings per share were 28 cents, excluding restructuring-related costs of $113 million ($72 million after tax; 17 cents per diluted share) and asset impairment charges of $50 million ($31 million after tax; 8 cents per diluted share).

Sales

Sales in the second quarter totaled $5.164 billion, down 9.7 percent from total sales of $5.718 billion in the second quarter of 2008. On a same-store basis, Macy's, Inc.'s second quarter sales were down 9.5 percent.

For the year to date, Macy's, Inc.'s sales totaled $10.363 billion, down 9.6 percent from total sales of $11.465 billion in the first 26 weeks of 2008. On a same-store basis, Macy's, Inc.'s year-to-date sales were down 9.3 percent.

Online sales (macys.com and bloomingdales.com combined) were up 9.4 percent in the second quarter and 12.7 percent for the first half of 2009. Online sales positively affected the company's second quarter and first half 2009 same-store sales by 0.5 percentage points. Online sales are included in the same-store sales calculation for Macy's, Inc.

The company opened no new stores in the second quarter of 2009. At the beginning of the third quarter, Macy's opened two new stores in the Dallas-Ft. Worth and Kansas City markets as well as re-opened a store in the Houston market that had been damaged last year by Hurricane Ike.

Operating Income

Macy's, Inc.'s operating income totaled $248 million or 4.8 percent of sales for the quarter ended Aug. 1, 2009, compared with operating income of $259 million or 4.5 percent of sales for the same period last year. Second quarter 2009 operating income included $34 million in restructuring-related costs. Excluding these costs, operating income for the second quarter of 2009 was $282 million or 5.5 percent of sales. Macy's, Inc.'s second quarter 2008 operating income included $26 million in restructuring-related costs and $50 million in asset impairment charges. Excluding these costs, operating income for the second quarter of 2008 was $335 million or 5.9 percent of sales.

For the first half of 2009, Macy's, Inc.'s operating income totaled $134 million or 1.3 percent of sales, compared with operating income of $289 million or 2.5 percent of sales for the same period last year. Macy's, Inc.'s first half 2009 operating income includes $172 million in restructuring-related costs. Excluding these costs, operating income in the first half of 2009 was $306 million or 3.0 percent of sales. Macy's, Inc.'s first half 2008 operating income was $452 million or 3.9 percent of sales, excluding $113 million in restructuring-related costs and $50 million in asset impairment charges.

Cash Flow

Net cash provided by operating activities was $436 million in the first half of 2009, compared with $592 million in the first half last year. Net cash used by investing activities in the first half of 2009 was $182 million, compared with $312 million a year ago. Net cash used by financing activities in the first half of 2009 was $1.045 billion, including $958 million used to repay debt. Net cash provided by financing activities was $430 million in the first half last year. In the second quarter of 2008, Macy's, Inc. issued $650 million in senior notes, the proceeds from which were used to pay amounts due on $650 million in senior notes that matured in the second half of 2008.

Looking Ahead

The company expects same-store sales in the second half of fiscal 2009 to be in the range of down 5 percent to 6 percent. This would result in full-year 2009 same-store sales to be down between 7 percent and 7.5 percent – within the original guidance for fiscal 2009 same-store sales to be down between 6 percent and 8 percent.

Macy's, Inc. now is projecting that fiscal 2009 earnings per share on a diluted basis will be 70 cents to 80 cents per share, excluding restructuring-related costs. This is an increase from previous guidance (provided in February 2009) for 40 cents to 55 cents per diluted share on the same basis. The company continues to expect to book a total of approximately $400 million in pre-tax restructuring-related costs related to the February 2009 announcements.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2008 sales of $24.9 billion. The company operates more than 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com and bloomingdales.com. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

#   #   #

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s second quarter earnings call with analysts will be held beginning at 10:30 a.m. ET on Wednesday,
Aug. 12. The webcast is accessible to the media and general public via the company's
Web site at www.macysinc.com. Analysts and investors may call in on 1-866-288-0541, passcode 3634510. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode)about two hours after the conclusion of the call.)

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   August 1, 2009

   August 2, 2008

$	% to

Net sales

$	% to

Net sales

Net sales...............................................................	$5,164		$5,718

Cost of sales (Note 2)............................................	3,021	58.5%	3,346	58.5%

Gross margin.........................................................	2,143	41.5%	2,372	41.5%

Selling, general and administrative expenses............	(1,861)	(36.0%)	(2,037)	(35.6%)

Division consolidation costs (Note 3).......................	(34)	(0.7%)	(26)	(0.5%)

Asset impairment charges (Note 4).........................		-%	(50)	(0.9%)

Operating income...................................................	248	4.8%	259	4.5%

Interest expense – net............................................	(139)		(138)

Income before income taxes...................................	109		121

Federal, state and local income tax expense (Note 5)..	(102)		(48)

Net income...........................................................	$ 7		$ 73

Basic earnings per share........................................	$ .02		$ .17

Diluted earnings per share......................................	$ .02		$ .17

Average common shares:
Basic..............................................................	421.5		421.1
Diluted............................................................	422.1		422.1

End of period common shares outstanding...............	420.5		420.5

Depreciation and amortization expense....................	$ 301		$ 315

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended August 1, 2009 and August 2, 2008 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method.  Application of this method did not impact cost of sales for the 13 weeks ended August 1, 2009 or August 2, 2008.

(3) Represents restructuring-related costs and expenses associated with the division consolidations and localization initiatives, primarily severance and other human resource-related costs.  For the 13 weeks ended August 1, 2009, restructuring-related costs associated with the division consolidations and localization initiatives announced in February 2009 amounted to $77 million after tax or $.18 per diluted share.  For the 13 weeks ended August 2, 2008, restructuring-related costs associated with the division consolidations and localization initiatives announced in February 2008 amounted to $17 million after tax or $.04 per diluted share.

(4)  Represents impairment charges associated with acquired indefinite lived private brand tradenames and amounted to $.08 per diluted share.

(5)  The federal, state and local income tax expense differs from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY'S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	26 Weeks Ended		26 Weeks Ended

   August 1, 2009

   August 2, 2008

$	% to

Net sales

$	% to

Net sales

Net sales..................................................................	$10,363		$11,465

Cost of sales (Note 2)..............................................	6,240	60.2%	6,873	60.0%

Gross margin...........................................................	4,123	39.8%	4,592	40.0%

Selling, general and administrative expenses...............	(3,817)	(36.8%)	(4,140)	(36.1%)

Division consolidation costs (Note 3).........................	(172)	(1.7%)	(113)	(1.0%)

Asset impairment charges (Note 4)...........................		-%	(50)	(0.4%)

Operating income.....................................................	134	1.3%	289	2.5%

Interest expense – net..............................................	(280)		(274)

Income (loss) before income taxes............................	(146)		15

Federal, state and local income tax (expense) benefit (Note 5)....................................	65		(1)

Net income (loss)....................................................	$ (81)		$ 14

Basic earnings (loss) per share.................................	$ (.19)		$ .03

Diluted earnings (loss) per share...............................	$ (.19)		$ .03

Average common shares:
Basic................................................................	421.5		421.0
Diluted.............................................................	421.5		422.4

End of period common shares outstanding................	420.5		420.5

Depreciation and amortization expense....................	$ 604		$ 630

MACY'S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 26 weeks ended August 1, 2009 and August 2, 2008 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method.  Application of this method did not impact cost of sales for the 26 weeks ended August 1, 2009 or August 2, 2008.

(3) Represents restructuring-related costs and expenses associated with the division consolidations and localization initiatives, primarily severance and other human resource-related costs.  For the 26 weeks ended August 1, 2009, restructuring-related costs associated with the division consolidations and localization initiatives announced in February 2009 amounted to $97 million after tax or $.23 per diluted share.  For the 26 weeks ended August 2, 2008, restructuring-related costs associated with the division consolidations and localization initiatives announced in February 2008 amounted to $72 million after tax or $.17 per diluted share.

(4) Represents impairment charges associated with acquired indefinite lived private brand tradenames and amounted to $31 million after tax or $.08 per diluted share.

(5) Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY'S, INC.

Consolidated Balance Sheets  (Unaudited)

(millions)

	August 1,	January 31,	August 2,
	2009	2009	2008
ASSETS:
Current Assets:
Cash and cash equivalents..............................	$ 515	$ 1,306	$ 1,293
Receivables...................................................	401	439	341
Merchandise inventories.................................	4,634	4,769	5,008
Income tax receivable....................................	23	-	27
Supplies and prepaid expenses.......................	231	226	243
Total Current Assets.................................	5,804	6,740	6,912

Property and Equipment – net..........................	10,046	10,442	10,655
Goodwill.........................................................	3,743	3,743	9,132
Other Intangible Assets - net..........................	697	719	757
Other Assets..................................................	494	501	537

Total Assets.............................................	$20,784	$22,145	$27,993

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt...........................................	$ 92	$ 966	$ 1,616
Merchandise accounts payable....................	1,683	1,282	1,843
Accounts payable and accrued liabilities......	2,071	2,628	2,251
Income taxes.............................................	-	28	-
Deferred income taxes...............................	226	222	234
Total Current Liabilities...........................	4,072	5,126	5,944

Long-Term Debt...........................................	8,632	8,733	8,761
Deferred Income Taxes................................	1,082	1,119	1,450
Other Liabilities.............................................	2,449	2,521	2,002
Shareholders' Equity.....................................	4,549	4,646	9,836

Total Liabilities and Shareholders' Equity....	$20,784	$22,145	$27,993

Note:  Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

26 Weeks Ended

August 1, 2009

26 Weeks Ended

August 2, 2008

Cash flows from operating activities:
Net income (loss).........................................................	$ (81)	$ 14
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation expense.........................	42	26
Division consolidation costs.....................................	172	113
Asset impairment charges.......................................	-	50
Depreciation and amortization.................................	604	630
Amortization of financing costs and premium on acquired debt.......................................................	(12)	(14)
Changes in assets and liabilities:
Decrease in receivables......................................	40	109
Decrease in merchandise inventories...................	135	52
Increase in supplies and prepaid expenses...........	(5)	(25)
Increase in other assets not separately identified...	(3)	-
Increase in merchandise accounts payable............	379	437
Decrease in accounts payable and accrued liabilities not separately identified....................	(658)	(474)
Decrease in current income taxes.......................	(51)	(371)
Increase (decrease) in deferred income taxes......	(36)	20
Increase (decrease) in other liabilities not separately identified...................................	(90)	25
Net cash provided by operating activities...........	436	592

Cash flows from investing activities:
Purchase of property and equipment............................	(150)	(284)
Capitalized software...................................................	(41)	(63)
Proceeds from hurricane insurance claims...................	-	13
Disposition of property and equipment.........................	9	22
Net cash used by investing activities................	(182)	(312)

Cash flows from financing activities:
Debt issued................................................................	-	650
Financing costs...........................................................	-	(5)
Debt repaid................................................................	(958)	(9)
Dividends paid........................................................... Decrease in outstanding checks.................................	(42) (44)	(110) (101)
Acquisition of treasury stock.....................................	(1)	(1)
Issuance of common stock........................................	-	6
Net cash provided (used) by financing activities...	(1,045)	430

Net increase (decrease) in cash and cash equivalents........	(791)	710
Cash and cash equivalents at beginning of period..............	1,306	583

Cash and cash equivalents at end of period......................	$ 515	$1,293